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NORTH SIDE                                                    NEWS RELEASE
SAVINGS BANK
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170 TULIP AVENUE . FLORAL PARK, NEW YORK 11001 .  TELEPHONE (516) 488-6900




                                NORTH SIDE SAVINGS BANK
                REPORTS INCREASED FOURTH QUARTER AND FULL YEAR EARNINGS



North Side Savings Bank, (NASDAQ: NSBK), Floral Park, New York, October 21, 1996 - North Side Savings Bank announced today earnings for the fourth quarter ended September 30, 1996 of $4.5 million, an increase of 13%, compared to $4.0 million for the quarter ended September 30, 1995. Earnings per share for the quarter ended September 30, 1996 was $0.90 compared to $0.80 for the same quarter in the prior year. For the fiscal year ended September 30, 1996, earnings increased 28% to $19.4 million, or $3.85 per share, up from $15.1 million, or $3.06 per share, for the fiscal year ended September 30, 1995. The Bank previously announced that a regular quarterly dividend of $.25 per common share will be paid on November 15, 1996 to shareholders of record at the close of business on October 24, 1996.

FOURTH QUARTER EARNINGS SUMMARY

        The $.5 million increase in earnings for the fourth quarter of fiscal 1996 compared to the fourth quarter of fiscal 1995 was due primarily to a $.7 million increase in net interest income, a $.2 million reduction in the provision for loan losses and a $.4 million improvement in net gain on sales of OREO. These improvements were partially offset by increases of $.5 million in other operating expenses and $.4 million in the provision for income taxes.

        Net interest income before provision for possible loan losses increased $.7 million to $13.2 million for the fourth quarter of fiscal 1996 compared to the fourth quarter of fiscal 1995. The increase was primarily the result of an increase in the interest rate spread from 3.03% for the quarter ended September 30, 1995 to 3.06% for the quarter ended September 30, 1996. The ratio of average interest-earning assets to average interest-bearing liabilities also increased from 1.06% at September 30, 1995 to 1.07% at September 30, 1996. The Bank's net interest margin was 3.26% for the quarter ended September 30, 1996 compared to 3.20% for the same quarter in the prior year.

        The increase in earnings was also supported by a $.2 million reduction in the provision for loan losses for the quarter ended September 30, 1996. The reduced provision generally was the result of the significant decrease in the ratio of non-performing loans to total loans of .77% at September 30, 1996 compared to 1.13% at September 30, 1995 and management's assessment that the credit quality of the Bank's loan portfolio remains at a high level.

        The Bank reported a $.4 million improvement in net gain on sales of OREO for the fourth quarter of fiscal 1996 compared to the fourth quarter of fiscal 1995. A net loss of $.4 million on sales of OREO was reported in the fourth quarter of fiscal 1995, which loss was primarily attributable to the sale of one OREO property.

        The increase in fourth quarter fiscal 1996 earnings was partially offset by an increase in other expenses of $.5 million in the fourth quarter of fiscal 1996 compared to the fourth quarter of fiscal 1995. This increase was primarily the result of increased legal and other professional fees. The Bank continues its effort to maintain strong control over operating expenses as evidenced by the Bank's efficiency ratio of 41.96% for the quarter ended September 30, 1996.

        The increase in the provision for income tax expense of $.4 million is primarily due to a $.9 million increase in income before provision for income taxes to $7.8 million for the fourth quarter of fiscal 1996.

FISCAL YEAR END EARNINGS SUMMARY

        North Side's earnings increased $4.2 million, or 28%, for the fiscal year ended September 30, 1996 compared to fiscal 1995. The increase was primarily attributable to a $3.3 million improvement in net gain on sales and redemptions of securities, a $1.1 million improvement in net gain(loss) on the sale of OREO, a $1.9 million reduced provision for loan losses and a decrease in other operating expenses of $.6 million.

        Partially offsetting the increases was a $2.7 million increase in the provision for income taxes due to the $7.0 million increase in income before provision for income taxes.

NON-PERFORMING ASSETS/ALLOWANCE FOR LOAN LOSSES

        The Bank's non-performing loan portfolio decreased from $4.9 million at September 30, 1995 to $4.4 million at September 30, 1996. The decrease in non-performing loans during fiscal 1996 is primarily attributable to reductions of $2.0 million in non-performing commercial real estate loans which was partially offset by a $1.5 million increase in one-to four-family non-performing loans. The ratio of the allowance for loan losses to non-performing loans has continued to improve from 130.8% at September 30, 1995 to 132.8% at September 30, 1996.

        The net balance of the Bank's OREO decreased from $2.5 million at September 30, 1995 to $2.4 million at September 30, 1996. As a result, non-performing assets have declined to $6.8 million, or .41% of total assets, at September 30, 1996 from $7.4 million, or .47% of total assets, at September 30, 1995.

STATEMENT OF CONDITION SUMMARY

        At September 30, 1996, the Bank had total assets of $1.64 billion as compared to $1.59 billion at September 30, 1995. This increase was primarily due to an increase in mortgage loans as a result of the purchase of approximately $147 million of one-to four-family residential loans and $14 million of multi-family loans. Total liabilities increased to $1.51 billion at September 30, 1996 as compared to $1.47 billion at September 30, 1995 and shareholders' equity increased to $127.5 million at September 30, 1996 from $116.3 million at September 30, 1995.

        North Side remains a sound financial institution with capital ratios continuing to exceed current regulatory requirements and meets the highest "well capitalized" regulatory definition. In addition, the Bank's ratio of shareholders' equity to total assets was 7.78% and the Bank's tangible book value per share was $26.05 at September 30, 1996.

        Commenting on these results, Thomas M. O'Brien, North Side's Chief Executive Officer, stated "The close of North Side's fiscal year 1996 is remarkable for several reasons. First, we are reporting record net income of $19.4 million or $3.85 per share - a significant feat in a year marked by a variety of mood swings in interest rates. North Side's credit quality continues to be excellent, with non-performing assets of .41% of total assets and allowance for loan losses of 133% of non-performing loans. Finally, North Side and North Fork Bancorporation, Inc. previously announced stock for stock merger plans have propelled North Side's stock price to truly rewarding levels. I believe that this reaction has been fueled by both companies strong financial performance and future prospects. Current plans anticipate the merger closing late in December 1996, subject to shareholder and regulatory approval. North Side has scheduled a special shareholder meeting for November 18, 1996 to vote on the merger. All of these events combined make this earnings release one of the most satisfying ever."

        North Side Savings Bank is a New York State chartered stock savings bank whose deposits are insured by the FDIC through the Bank Insurance Fund. North Side currently has a 17 full service branch retail network serving the Bronx, Queens, Nassau and Suffolk counties.


Contact:       Donald C. Fleming, Executive Vice President
               516 488-6900, Extension 237

               Judith A. MacGregor, Corporate Secretary
               516 488-6900, Extension 209


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

                                NORTH SIDE SAVINGS BANK
                         CONSOLIDATED STATEMENTS OF CONDITION
                                (Dollars in thousands)


                                                    September 30,      September 30,
                                                        1996               1995
                                                    --------------     -------------
                                                    (Unaudited)
ASSETS:

Cash and due from banks                              $     12,778   $      11,530
Money market investments                                   17,142          29,456
Securities available for sale:
    Bonds and Equities                                      5,271          26,520
    Mortgage-backed securities                            332,418         300,022
                                                       ----------      ----------
Total securities available for sale                       337,689         326,542
Investment securities, net (estimated market
    value of $24,584
    and $92,460, respectively)                             23,986          93,301
Federal Home Loan Bank of NY stock, at cost                 9,685           9,430
Mortgage-backed securities, net (estimated
    market value of $626,508
    and $642,864, respectively)                           636,881         651,153
Loans                                                     569,230         432,180
    Less allowance for loan losses                          5,786           6,417
                                                       ----------      ----------
Loans, net                                                563,444         425,763
Accrued interest receivable                                11,480          13,230
Premises and equipment, net                                14,528          15,215
Other real estate owned, net of
    allowance of $.2 million
    and $1.1 million, respectively                          2,405           2,515
Other assets                                                9,064           9,868
                                                        ---------      ----------
        Total assets                                  $ 1,639,082     $ 1,588,003
                                                       ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:

        Liabilities:

Deposits $ 1,208,282                                  $ 1,199,077
Mortgagors' escrow payments                                 3,951           4,607
Borrowed funds                                            286,000         251,000
Other liabilities                                          13,319          17,035
                                                       ----------      ----------

        Total Liabilities                               1,511,552       1,471,719
                                                       ----------      ----------

        Shareholders' Equity:

Preferred stock, par value $1.00 per share,
    5,000,000 shares authorized, none outstanding              --              --
Common stock, par value $1.00 per share,
    10,000,000 shares authorized, 4,853,693
    and 4,798,022 shares issued and outstanding
    at September 30, 1996 and
    September 30, 1995, respectively                        4,854           4,798
Paid-in capital                                            63,813          62,985
Surplus fund                                               24,101          24,101
Undivided profits                                          37,136          22,606
Net unrealized (depreciation) appreciation on
   securities available for sale, net of
   income taxes                                            (1,941)          2,360
Unearned portion of incentive compensation                   (433)           (566)
                                                      ------------    ------------

        Total shareholders' equity                        127,530         116,284
                                                      -----------      ----------

        Total liabilities and shareholders' equity    $ 1,639,082     $ 1,588,003
                                                      ===========      ==========
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


                                          NORTH SIDE SAVINGS BANK
                                CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                             (Dollars in thousands, except per share amounts)
                                                (Unaudited)


                                                   THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                      SEPTEMBER 30,                    SEPTEMBER 30,
                                                   1996          1995              1996          1995
                                                   ----          ----              ----          ----

Interest income                                $ 28,956      $ 28,211          $111,242      $105,775

Interest expense                                 15,738        15,651            60,300        55,230
                                                -------       -------           -------       -------
Net interest income 13,218                       12,560        50,942            50,545

Provision for loan losses                           200           375               900         2,825
                                                -------         -----             -----        ------
Net interest income after
   provision for loan losses                     13,018        12,185            50,042        47,720
                                                -------       -------           -------       -------

Net gain (loss) on sales of OREO                      5          (411)              559          (520)
Net gain on sales and redemptions
   of securities                                     30            44             3,626           355
Other income                                        585           534             2,095         2,461
OREO expense, net                                    52           151               438           475
Other expenses                                    5,792         5,321            22,429        23,063
                                                -------       -------           -------       -------

Income before provision for income taxes          7,794         6,880            33,455        26,478

Provision for income taxes                        3,273         2,897            14,104        11,371
                                                -------         -----          --------       -------

Net income                                     $  4,521      $  3,983         $  19,351     $  15,107
                                                =======       =======          ========      ========

Net income per share (a)                       $    .90      $    .80         $    3.85     $    3.06
                                               ========      ========        ==========      ========


(a) Based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding of 5,048,801 and 5,031,567 for the three and twelve month periods ended September
        30, 1996 and 4,948,311 and 4,936,571 for the three and twelve month periods ended September 30, 1995, respectively.
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

                                          NORTH SIDE SAVINGS BANK
                                   SELECTED FINANCIAL AND OPERATING DATA

                                                 AS OF OR FOR THE                  AS OF OR FOR THE
                                                THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                  SEPTEMBER 30,                      SEPTEMBER 30,
                                                  -------------                      -------------
                                                   1996          1995              1996          1995
                                                   ----          ----              ----          ----

Selected Financial Ratios:

   Return on average assets                        1.10%          .99%             1.21%          .98%
   Return on average equity                       14.63%        14.15%            16.01%        14.24%
   Shareholders' equity to total assets            7.78%         7.32%             7.78%         7.32%

   Yield on average interest-earning assets        7.20%         7.24%             7.13%         7.08%
   Average cost of funds                           4.14%         4.21%             4.12%         3.89%
   Interest rate spread                            3.06%         3.03%             3.01%         3.19%
   Net interest margin                             3.26%         3.20%             3.26%         3.39%

   Total other operating expense
     to average assets                             1.42%         1.36%             1.43%         1.52%
   Efficiency ratio                               41.96%        40.64%            42.29%        43.51%

Selected Operating Data:

   Primary earnings per share                    $  .90        $  .83            $ 3.86        $ 3.15
   Fully diluted earnings per share              $  .90        $  .80            $ 3.85        $ 3.06

   Primary weighted average number
      of shares and dilutive common stock
      equivalents outstanding
      for earnings per share computation      5,033,331     4,936,190         5,016,097     4,924,450
   Fully diluted weighted average
      number of shares and dilutive
      common stock equivalents
      outstanding for earnings per
      share computation                       5,048,801     4,948,311         5,031,567     4,936,571

   Book value per share                          $26.27        $24.24            $26.27        $24.24
   Tangible book value per share                 $26.05        $23.97            $26.05        $23.97

   Number of shares outstanding for
      book value
      per share computation                   4,853,693     4,798,022         4,853,693     4,798,022

Asset Quality Ratios:

   Non-performing loans to total loans              .77%         1.13%              .77%         1.13%
   Non-performing loans to total assets             .27%          .31%              .27%          .31%
   Loan loss allowance to total loans              1.02%         1.48%             1.02%         1.48%
   Loan loss allowance to non-performing loans   132.83%       130.83%           132.83%       130.83%


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